EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-90319 and 333-90313) on Form S-8 for CareAdvantage, Inc. of our report dated February 16, 2005, on our audit of the consolidated financial statements of CareAdvantage, Inc. included in the Annual Report on Form 10-KSB for the year ended December 31, 2004.

/s/ Eisner, LLP

New York, New York

March 31, 2005